Exhibit 99.1

FOR IMMEDIATE RELEASE

ANN INC. Reports First Quarter 2012 EPS of $0.58,

Versus First Quarter 2011 EPS of $0.51

— Total Company Net Sales Increase 7%; Comparable Sales Increase 4% —

New York, NY, May 18, 2012 – ANN INC. (NYSE: ANN) today reported results for the fiscal first quarter of 2012, ended April 28, 2012. The Company also provided its outlook for the second quarter and the full year of fiscal 2012.

For the fiscal first quarter of 2012, the Company reported earnings per diluted share of $0.58, compared with earnings per diluted share of $0.51 in the first quarter of 2011.

Kay Krill, President and CEO, said, “We are very pleased that our 2012 fiscal year is off to a strong start. We reported an excellent first quarter with significant increases in both sales and earnings per share. Our gross margin rate also improved dramatically from the fourth quarter of 2011, driven by increased profits at both the Ann Taylor and LOFT brands.

“By brand, LOFT once again delivered a phenomenal quarter, continuing its strong momentum across all channels. Clients responded positively to LOFT’s entire product offering, its compelling value proposition and engaging in-store experience, all of which contributed to very strong conversion. During the quarter, the Ann Taylor brand continued to deliver top-line growth in its online and outlet channels. In the stores channel, we significantly reduced promotional activity as we focused on reinforcing the aspirational nature of the brand, which resulted in a higher gross margin rate and lower comparable sales versus the first quarter of 2011.

“Looking forward, ANN INC. is well-positioned to deliver on our strategic and financial objectives for the year.”

Fiscal 2012 First Quarter Results

Total net sales for the first quarter of fiscal 2012 were $560.4 million, compared with net sales of $523.6 million in the first quarter of fiscal 2011. By brand, net sales across all channels of the Ann Taylor brand totaled $212.4 million in the first quarter of 2012, compared with net sales of $222.9 million in the first quarter of 2011. At the LOFT brand, net sales across all channels were $348.0 million in the first quarter of 2012, compared with net sales of $300.8 million in the first quarter of 2011.

Total Company comparable sales for the quarter increased 3.8% versus the first quarter of 2011. At Ann Taylor, total brand comparable sales decreased 6.9%, reflecting a decrease of 15.5% at Ann Taylor stores, partially offset by increases of 9.6% in the Ann Taylor e-commerce channel and 0.7% in the Ann Taylor Factory channel. At LOFT, total brand comparable sales increased 11.3%, reflecting increases of 10.0% at LOFT stores, 29.1% in the LOFT e-commerce channel and 6.1% in the LOFT Outlet channel. (Please refer to Table 3 for a breakdown of sales by brand and channel.)

Gross margin, as a percentage of net sales, was 56.6%, versus the 57.3% gross margin rate achieved in the first quarter of 2011, reflecting a strong gross margin rate performance at Ann Taylor and a slightly lower gross margin rate at LOFT.

Selling, general and administrative expenses for the first quarter of 2012 were $272.0 million versus $254.0 million reported in the first quarter of 2011. As a percentage of net sales, selling, general and administrative expenses were flat with the prior year at 48.5%, reflecting the benefit of increased cost leverage as a result of higher net sales compared with the first quarter of Fiscal 2011, offset by an increase in expenses associated with our year-over-year store growth and other expenses supporting the expansion of our business.

The Company reported operating income of $45.4 million for the quarter, compared with operating income of $45.9 million in the first quarter of 2011. Net income for the first quarter was $28.7 million, or $0.58 per diluted share, compared with net income of $27.3 million, or $0.51 per diluted share in the first quarter of 2011.

The Company ended the quarter with approximately $106 million in cash and cash equivalents, following the repurchase of approximately 1.5 million shares at a cost of $35 million during the fiscal first quarter of 2012.

Total inventory per square foot, excluding e-commerce, at the end of the first quarter increased 3% versus year-ago, reflecting a 3% increase at Ann Taylor stores, a 7% increase at LOFT stores and a 6% decrease in the factory/outlet channel. The increase at Ann Taylor stores reflects earlier receipt of goods in-transit versus last year, without which, inventory per square foot at Ann Taylor stores would have declined by approximately 5%.

During the first quarter of fiscal 2012, the Company opened seven new stores, comprised of two Ann Taylor stores, four LOFT stores and one LOFT Outlet store, and closed eight Ann Taylor stores, four LOFT stores and one LOFT Outlet store. Total store count at the end of the fiscal first quarter was 947, comprised of 274 Ann Taylor stores, 500 LOFT stores, 99 Ann Taylor Factory stores and 74 LOFT Outlet stores.

Outlook for Fiscal Second-Quarter and Full-Year 2012

For the fiscal second quarter of 2012, the Company expects total net sales to be $585 million, reflecting a total Company comparable sales increase in the mid-single digits. Gross margin rate performance is expected to approach 55.0%. Selling, general and administrative expenses are estimated to approach $280 million.

In terms of the full year outlook, the Company provided the following:

•	The Company expects fiscal 2012 total net sales to be $2.375 billion, reflecting a total Company comparable sales increase in the mid-single digits.

•	Gross margin rate performance is expected to be 55.0%.

•	Total SG&A expenses in fiscal 2012 are expected to approach $1.140 billion.

•	The Company’s effective tax rate is expected to be approximately 40%.

•	Capital expenditures are expected to be approximately $150 million.

•

Total weighted average square footage for fiscal 2012 is expected to increase slightly, reflecting the opening of approximately 65 new stores, partially offset by the impact of downsizes at Ann Taylor stores and approximately 30 store closures. The Company expects to have approximately 985 stores at fiscal year-end.

•	The Company expects to maintain its healthy balance sheet, including a disciplined approach to inventory management throughout the fiscal year.

About ANN INC.

ANN INC. is the parent Company of Ann Taylor and LOFT, two of the leading women’s specialty retail fashion brands in the United States. The Company operates 947 Ann Taylor, Ann Taylor Factory, LOFT and LOFT Outlet stores in 46 states, the District of Columbia and Puerto Rico as of April 28, 2012, as well as online at AnnTaylor.com and LOFT.com. Visit ANNINC.com for more information (NYSE: ANN).

Investor Contact:	Press Contact:
Judith Lord	Catherine Fisher
Vice President, Investor Relations	Vice President, Corporate Communications
ANN INC.	ANN INC.
212-541-3300 ext. 3598	212-541-3300 ext. 2199

Forward-Looking Statements

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect,” “anticipate,” “plan,” “intend,” “project,” “may,” “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to anticipate and respond to changing client preferences and fashion trends and provide a balanced assortment of merchandise that satisfies client demands in a timely manner;

•	the effectiveness of the Company’s brand awareness and marketing programs, and its ability to maintain the value of its brands;

•	the Company’s ability to manage inventory levels and changes in merchandise mix;

•

the Company’s ability to successfully implement its business transformation initiatives and upgrade and maintain its information systems, including adequate system security controls, successful transitioning of certain information technology functions to third parties and the ability to operate in accordance with its business continuity plan in the event of a disruption;

•	the performance and operation of the Company’s websites and the risks associated with Internet sales;

•	the Company’s ability to successfully execute brand goals, objectives and new concepts;

•	the impact of fluctuations in sourcing costs, in particular increases in the costs of raw materials, labor, fuel and transportation;

•	the Company’s reliance on key management and its ability to hire, retain and train qualified associates;

•	the depressed levels of consumer spending and consumer confidence resulting from the worldwide economic downturn and financial crisis;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights;

•

the Company’s reliance on foreign sources of production and the associated risks of doing business in foreign markets, including fluctuations in the value of the U.S. dollar against foreign currencies, the imposition of duties or other possible trade law or import restrictions, including legislation relating to import quotas, and financial or political instability in any of the countries in which the Company’s merchandise is manufactured;

•

the Company’s reliance on third-party manufacturers and key vendors, including operational risks such as reduced production capacity, errors in complying with merchandise specifications, insufficient quality control and failure to meet production deadlines;

•	the Company’s ability to successfully manage store growth and optimize the productivity and profitability of its store portfolio;

•	the impact of a privacy breach and the resulting effect on the Company’s business and reputation;

•	a significant change in the regulatory environment applicable to the Company’s business and the Company’s ability to comply with legal and regulatory requirements;

•	the failure by independent manufacturers to comply with the Company’s social compliance program requirements;

•	the effect of competitive pressures from other retailers;

•	the effect of continued uncertainty in the global economy on the Company’s liquidity and capital resources;

•

the Company’s dependence on its Louisville distribution center and third-party distribution facilities and transportation companies, including any significant interruptions due to work stoppages, slowdowns or strikes by employees of the third-party vendors that it utilizes;

•	the impact on the Company’s stock price relating to the Company’s level of sales and earnings growth;

•

acts of war or terrorism in the United States or worldwide, and the potential impact of natural disasters and public health concerns, including severe infectious diseases, particularly on the Company’s foreign sourcing offices and the manufacturing operations of the Company’s vendors;

•	the Company’s dependence on shopping malls and other retail centers to attract customers;

•	the impact of potential consolidation of commercial and retail landlords on the Company’s ability to negotiate favorable rental terms;

•	the effect of external economic factors on the Company’s future funding obligations for its defined benefit pension plan; and

•	the impact of climate change on the Company’s business.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

ANN INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Quarters Ended April 28, 2012 and April 30, 2011

(unaudited)

Table 1.

	Quarter Ended
	April 28, 2012	April 30, 2011
	(in thousands, except per share amounts)

Net sales	$560,411	$523,628
Cost of sales	243,040	223,676

Gross margin	317,371	299,952
Selling, general and administrative expenses	272,018	254,033

Operating income	45,353	45,919
Interest income	555	235
Interest expense	335	280

Income before income taxes	45,573	45,874
Income tax provision	16,841	18,560

Net income	$28,732	$27,314

Earnings per share:

Basic earnings per share	$0.59	$0.52

Weighted average shares outstanding	47,922	52,082

Diluted earnings per share	$0.58	$0.51

Weighted average shares outstanding, assuming dilution	48,677	53,089

ANN INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

April 28, 2012, January 28, 2012 and April 30, 2011

(unaudited)

Table 2.

	April 28,	January 28,	April 30,
	2012	2012	2011
	(in thousands, except share amounts)
Assets
Current assets
Cash and cash equivalents	$106,154	$150,208	$104,295
Accounts receivable	29,783	19,591	28,126
Merchandise inventories	243,516	213,447	223,628
Refundable income taxes	9,240	11,965	26,511
Deferred income taxes	31,891	30,999	26,163
Prepaid expenses and other current assets	63,123	49,107	58,169

Total current assets	483,707	475,317	466,892
Property and equipment, net	361,646	360,890	342,811
Deferred income taxes	23,579	39,134	26,950
Other assets	13,606	12,340	12,704

Total assets	$882,538	$887,681	$849,357

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$103,628	$94,157	$100,734
Accrued salaries and bonus	18,770	16,122	15,533
Current portion of long-term performance compensation	29,151	19,373	14,575
Accrued tenancy	41,951	41,435	42,523
Gift certificates and merchandise credits redeemable	43,259	50,750	41,264
Accrued expenses and other current liabilities	68,242	64,060	61,567

Total current liabilities	305,001	285,897	276,196
Deferred lease costs	158,866	159,435	163,439
Deferred income taxes	1,367	1,320	966
Long-term performance compensation, less current portion	17,902	42,122	23,296
Other liabilities	28,555	35,030	23,314

Commitments and contingencies

Stockholders’ equity
Common stock, $.0068 par value; 200,000,000 shares authorized; 82,563,516, 82,563,516 and 82,563,516 shares issued, respectively	561	561	561
Additional paid-in capital	808,126	811,707	794,924
Retained earnings	602,990	574,257	515,005
Accumulated other comprehensive loss	(5,223)	(5,318)	(2,316)
Treasury stock, 33,790,075, 33,284,631 and 30,514,994 shares, respectively, at cost	(1,035,607)	(1,017,330)	(946,028)

Total stockholders’ equity	370,847	363,877	362,146

Total liabilities and stockholders’ equity	$882,538	$887,681	$849,357

ANN INC.

Brand Sales and Store Data

For the Quarters Ended April 28, 2012 and April 30, 2011

(unaudited)

Table 3.

	Quarter Ended
Sales and Comparable Sales	April 28, 2012		April 30, 2011
	Sales	Comp % (1)	Sales	Comp % (1)
	($ in thousands)
Ann Taylor brand
Ann Taylor Stores	$109,597	(15.5)%	$125,379	13.7%
Ann Taylor e-commerce	32,614	9.6%	29,461	43.1%

Subtotal	142,211	(10.3)%	154,840	18.3%
Ann Taylor Factory	70,165	0.7%	68,035	9.2%

Total Ann Taylor brand	$212,376	(6.9)%	$222,875	15.3%

LOFT
LOFT Stores	$262,388	10.0%	$239,099	(1.0)%
LOFT e-commerce	36,486	29.1%	28,293	32.8%

Subtotal	298,874	12.0%	267,392	1.7%
LOFT Outlet	49,161	6.1%	33,361	15.7%

Total LOFT brand	$348,035	11.3%	$300,753	2.4%

Total Company	$560,411	3.8%	$523,628	7.8%

	Quarter Ended
Stores And Square Footage	April 28, 2012		April 30, 2011
	Stores	Square Feet	Stores	Square Feet
	(square feet in thousands)
Ann Taylor brand
Ann Taylor Stores	274	1,416	266	1,450
Ann Taylor Factory	99	691	96	690

Total Ann Taylor brand	373	2,107	362	2,140

LOFT brand
LOFT Stores	500	2,898	500	2,917
LOFT Outlet	74	519	61	437

Total LOFT brand	574	3,417	561	3,354

Total Company	947	5,524	923	5,494

Number of:
Stores open at beginning of period	953	5,584	896	5,284
New stores	7	36	32	244
Downsized stores (2)	—	(25)	—	(4)
Closed stores	(13)	(71)	(5)	(30)

Stores open at end of period	947	5,524	923	5,494

(1)	A store is included in comparable sales (“comp”) in its thirteenth month of operation. A store with a square footage change of greater than 15% is treated as a new store for the first year following its reopening.
(2)	During the quarter ended April 28, 2012, the Company downsized three Ann Taylor stores, three Ann Taylor Factory stores, one LOFT store and one LOFT Outlet store. During the quarter ended April 30, 2011, the Company downsized one Ann Taylor store.